EXHIBIT 11


                                CLX ENERGY, INC.
                   Computation of Net Income (Loss) Per Share
                                   (Unaudited)


                                    Nine months                  Three months
                                   ended June 30,               ended June 30,
                                  ----------------              --------------
                                2000            1999          2000          1999
                                ----            ----          ----          ----
Net income (loss)          $   122,575      (   71,536)       92,789    (   18,858)

Preferred stock dividends          -        (    2,747)          -             -
                            ----------       ---------     ---------     ---------

Net income (loss) applicable to
  common shareholders      $   122,575      (   74,283)       92,789    (   18,858)
                            ==========       =========     =========     =========

Weighted average number of common
  shares outstanding        10,548,132       7,547,592    10,548,132    10,498,132

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options                      244,000             -         244,000           -
                            ----------       ---------     ---------     ---------

                            10,792,132       7,547,592    10,792,132    10,498,132
                            ==========       =========    ==========    ==========

 Net income (loss) per share
  applicable to common shareholders:
    Basic                  $      0.01      (     0.01)         0.01   (      0.00)
                            ==========       =========    ==========    ==========

    Diluted                $      0.01      (     0.01)         0.01   (      0.00)
                            ==========       =========    ==========    ==========

Stock options are not considered in the calculations for those periods with net losses as the impact of the potential common shares (50,000 shares at June 30, 1999) would be to decrease net loss per share.















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